800 King Street P.O. Box 231 Wilmington, DE 19899
Kirk J. Emge General Counsel	(302) 429-3526 (302) 429-3801 Fax kjemge@pepcoholdings.com

November 21, 2008

Delmarva Power & Light Company
701 Ninth Street, NW
Washington, DC 20068

Ladies and Gentlemen:

I am General Counsel of Delmarva Power & Light Company, a Delaware and Virginia corporation (the “Company”), and have acted as counsel to the Company in connection with the offer and sale by the Company of $250,000,000 in aggregate principal amount of First Mortgage Bonds, Series I 6.40% Bonds due December 1, 2013 (the “Securities”) under and pursuant to:

(i)            a Registration Statement on Form S-3 (Registration No. 333-145691-02) under the Securities Act of 1933, as amended (the “Act”), which was automatically effective upon filing with the Securities and Exchange Commission (the “Commission”) on August 24, 2007, as amended by Post-Effective Amendment No. 1, which was automatically effective upon filing with the Commission on November 18, 2008 (the “Registration Statement”);

(ii)           the base prospectus, dated as of November 18, 2008 (the “Base Prospectus”);

(iii)           the preliminary prospectus, consisting of the Base Prospectus, as supplemented by a prospectus supplement, dated November 18, 2008, with respect to the offer and sale of the Securities, filed with the Commission on November 18, 2008, pursuant to Rule 424(b) under the Act;

(iv)           the final prospectus, dated November 18, 2008, consisting of the Base Prospectus, as supplemented by a prospectus supplement, dated November 18, 2008, with respect to the offer and sale of the Securities, filed with the Commission on November 19, 2008, pursuant to Rule 424(b) under the Act; and

(v)           the Purchase Agreement, dated November 18, 2008, between the Company and Banc of America Securities LLC, J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc., Morgan Stanley & Co. Incorporated and Scotia Capital (USA) Inc., for themselves and as representatives of the other underwriters named in Schedule A thereto (the “Purchase Agreement”).

The Securities will be issued pursuant to Mortgage and Deed of Trust, dated as of October 1, 1943, between the Company and The Bank of New York Mellon, as trustee (as successor in such capacity to The New York Trust Company) (the “Trustee”), as amended and supplemented by various supplemental indentures (such Mortgage and Deed of Trust, as so amended and supplemented, the “Mortgage”).

In connection with this opinion, I, or my representatives, have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion.  In such examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.  As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based upon the foregoing I am of the opinion that the Securities have been duly authorized for issuance and, when executed by the Company and authenticated by the Trustee in the manner provided in the Mortgage and delivered against payment of the purchase price therefor set forth in the Purchase Agreement, will be duly and validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement.

Very truly yours,

/s/ KIRK J. EMGE

Kirk J. Emge, Esq.